Exhibit 99.1

MAXIMUS Reports Record Results for Fiscal 2010 Fourth Quarter and Full Year

-Company Introduces Growth Outlook for Fiscal 2011-

RESTON, Va.--(BUSINESS WIRE)--November 11, 2010--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported record financial results for its fourth quarter and fiscal year ended September 30, 2010.

Key highlights include:

  Revenue grew 9.1% to $212.5 million for the fourth quarter and 15.5% to $831.7 million for the full fiscal year compared to the same periods last year.
  Adjusted diluted earnings per share from continuing operations increased 33.3% to $1.08 for the fourth quarter of fiscal 2010 and increased 26.1% to $3.62 for the full fiscal year, compared to the same periods last year.
  The Company generated record cash in fiscal 2010 with cash provided by operating activities from continuing operations of $141.0 million and free cash flow from continuing operations of $118.4 million. The Company had cash and cash equivalents of $155.3 million at September 30, 2010.
  In September, MAXIMUS expanded its share repurchase program by $100 million.
  During the fourth quarter, MAXIMUS signed its second eligibility and enrollment modernization contract. Under a new five-year program with the state of New York, the Company will establish and administer a centralized enrollment center to serve all of New York’s public health insurance programs.

Revenue for the fiscal 2010 fourth quarter increased 9.1% (7.4% on a constant currency basis) to $212.5 million versus $194.8 million reported for the same period last year. Revenue for fiscal year 2010 increased 15.5% (11.2% on a constant currency basis) to $831.7 million compared to $720.1 million for fiscal year 2009. Revenue growth was driven principally by the international employment services businesses in Australia and the United Kingdom. Organic revenue grew 7.6% in the fourth quarter and 14.5% for the full fiscal year.

During the fourth quarter, the Company recorded a year-end tax adjustment which reduced the tax rate in the quarter to 31.9%. As a result, GAAP net income from continuing operations totaled $20.7 million for the fourth quarter, or $1.16 per diluted share, and includes approximately $0.08 of benefit related to adjustments of tax accounts. Normalized for these tax benefits, adjusted diluted earnings per share from continuing operations for the fourth quarter increased 33.3% to $1.08 compared to $0.81 reported for the same period last year.

For the full fiscal year, GAAP net income from continuing operations totaled $69.4 million, or $3.86 per diluted share, and includes $0.24 of infrequent benefits ($0.19 for legal and settlement recoveries and $0.05 for year-end tax adjustments). Normalized for these benefits, adjusted diluted earnings per share from continuing operations for fiscal 2010 grew 26.1% to $3.62, compared to $2.87 for fiscal 2009.

“We are very pleased with our results for the quarter and the full year. Fiscal 2010 was highlighted by extraordinary growth in our international welfare-to-work programs in Australia and the U.K.,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “Domestically, we were awarded strategic new work as states take steps to prepare for health care reform. These wins include contracts for eligibility and enrollment modernization in Colorado and New York, as well as high risk pools in California and New York. This signifies increased traction with our government partners as they seek to build on existing program infrastructure and improve business processes in order to achieve the requirements under the Affordable Care Act.”

Financial results by segment reflect the Company’s new organization as filed on Form 8-K on October 29, 2010. The Company now reports under the Health Services and Human Services Segments.

Health Services Segment

Health Services Segment revenue for the fourth quarter of fiscal 2010 remained relatively constant at $129.0 million compared to $129.5 million for the same period last year. For fiscal 2010, revenue increased 3.9% to $514.3 million compared to $495.1 million last year, driven by new work and acquired revenue.

Health Services Segment operating income for the fourth quarter grew 5.1% to $20.0 million with an operating margin of 15.5% compared to $19.0 million in the fourth quarter of last year. For the full fiscal year, the segment generated operating income of $64.7 million with a 12.6% operating margin compared to $72.9 million in fiscal 2009. Fiscal 2010 operating income and margin were lower compared to the prior year principally due to the timing of rebids and expansion in cost-reimbursable programs.

Human Services Segment

Human Services Segment revenue for the fourth quarter increased 27.8% (23.7% on a constant currency basis) to $83.5 million compared to $65.3 million in the prior year period. For fiscal 2010, revenue increased 41.1% (or 29.4% on a constant currency basis) to $317.5 million compared to $225.0 million last year. Revenue growth was driven by the Company’s international employment services business in Australia, where the Company more than doubled its book of business at the end of fiscal 2009, as well as new work in the United Kingdom.

Human Services Segment operating income for the fourth quarter totaled $12.4 million with operating margin of 14.8% compared to $5.2 million in the same period last year. Improved margin was driven both by economies of scale from expanded international business and seasonality in the tax credit business. As a result of the international expansion, operating income for the full fiscal year grew to $39.5 million with a 12.4% operating margin compared to $12.4 million in fiscal 2009.

Backlog, Sales and Pipeline

The Company reported record backlog totaling $2.1 billion at September 30, 2010, which is a 17% increase over backlog at September 30, 2009.

Year-to-date signed contract wins at September 30, 2010 totaled $685 million, compared to $1.1 billion for fiscal 2009. The lower contract signings for the year are offset by an increase in new contracts pending at September 30, 2010 (awarded but unsigned), which totaled $709 million compared to $254 million reported at September 30, 2009. Sales opportunities (pipeline) at November 5, 2010, totaled $1.8 billion (consisting of $238 million in proposals pending, $111 million in proposals in preparation and $1.5 billion in proposals tracking).

Balance Sheet and Cash Flows

Cash and cash equivalents totaled $155.3 million at September 30, 2010. For the full fiscal year, cash provided by operating activities from continuing operations totaled $141.0 million with free cash flow of $118.4 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less property, equipment and capitalized software.

Days Sales Outstanding (DSO) from continuing operations totaled 66 days, in line with the Company’s stated range of 65 to 80 days. On August 31, 2010, MAXIMUS paid a quarterly cash dividend of $0.12 per share, and on October 8, 2010, the Company declared a $0.12 per share cash dividend, payable on November 30, 2010 to shareholders of record on November 15, 2010. During the fourth quarter, MAXIMUS used $17.7 million to purchase 307,987 shares of MAXIMUS common stock and also announced a $100 million expansion to its Board-authorized share repurchase program. At September 30, 2010, the Company had $122.8 million available for repurchases under the program.

Outlook

MAXIMUS is introducing fiscal 2011 revenue guidance in the range of $890 million to $920 million which represents a 7% to 11% increase compared to fiscal 2010 revenue of $831.7 million. At September 30, 2010, 97% of forecasted 2011 revenue was in the form of backlog or options periods. The Company expects fiscal 2011 adjusted diluted earnings from continuing operations in the range of $3.95 to $4.15, which represents 9% to 15% growth compared to adjusted diluted earnings per share from continuing operations of $3.62 for fiscal 2010.

Mr. Montoni concluded, “We enter fiscal 2011 with a leading market position, strong cash flows and a healthy balance sheet that will enable us to meet the growing demands of our government clients worldwide, as they contend with greater regulatory demands and increased program participation in a resource-constrained environment. We look forward to advancing our mission of ‘Helping Government Serve the People’ in the coming year.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 11, 2010, at 9:00 a.m. (EST). The call is open to the public and can be accessed under the Investor Relations page of the Company’s Website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 19, 2010. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 359622

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia, the United Kingdom, and Israel. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$87,815	$155,321
Restricted cash	3,919	4,182
Accounts receivable—billed, net	133,485	136,260
Accounts receivable—unbilled	19,510	17,245
Current portion of note receivable	736	—
Prepaid income taxes	7,501	4,149
Deferred income taxes	5,389	13,290
Prepaid expenses and other current assets	19,749	25,702
Current assets of discontinued operations	14,007	—
Total current assets	292,111	356,149
Property and equipment, net	45,286	48,873
Capitalized software, net	18,969	24,715
Deferred contract costs, net	8,206	6,708
Goodwill	61,029	71,251
Intangible assets, net	2,455	7,778
Deferred income taxes	1,239	1,844
Deferred compensation plan assets	—	8,317
Other assets	3,939	2,106
Total assets	$433,234	$527,741
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,644	$49,200
Accrued compensation and benefits	31,738	40,807
Deferred revenue	22,177	58,070
Acquisition-related contingent consideration	—	923
Income taxes payable	—	7,120
Accrued liabilities	15,083	7,934
Liabilities of discontinued operations	13,823	634
Total current liabilities	127,465	164,688
Deferred revenue, less current portion	6,527	4,083
Long-term debt	—	1,411
Acquisition-related contingent consideration, less current portion	—	2,138
Income taxes payable, less current portion	1,871	1,793
Deferred income taxes	243	4,946
Deferred compensation plan liabilities	—	9,893
Total liabilities	136,106	188,952
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	338,739	352,696
Treasury stock, at cost	(319,149)	(359,366)
Accumulated other comprehensive income	8,268	14,530
Retained earnings	269,270	330,929
Total shareholders’ equity	297,128	338,789
Total liabilities and shareholders’ equity	$433,234	$527,741

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2009	2010	2009	2010
Revenue	$194,806	$212,516	$720,108	$831,749
Cost of revenue	144,268	151,422	528,762	610,916
Gross profit	50,538	61,094	191,346	220,833
Selling, general and administrative expenses	26,645	30,904	107,028	118,778
Legal and settlement expense (recovery)	190	—	(4,271)	(5,351)
Operating income from continuing operations	23,703	30,190	88,589	107,406
Interest and other income, net	(113)	189	145	916
Income from continuing operations before income taxes	23,590	30,379	88,734	108,322
Provision for income taxes	9,161	9,698	34,893	38,925
Income from continuing operations	14,429	20,681	53,841	69,397
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(4,300)	1,060	(5,734)	1,040
Loss on disposal	(1,562)	(28)	(1,567)	(28)
Income (loss) from discontinued operations	(5,862)	1,032	(7,301)	1,012
Net income	$8,567	$21,713	$46,540	$70,409
Basic earnings (loss) per share:
Income from continuing operations	$0.82	$1.20	$3.06	$3.99
Income (loss) from discontinued operations	(0.33)	0.06	(0.41)	0.05
Basic earnings per share	$0.49	$1.26	$2.65	$4.04
Diluted earnings (loss) per share:
Income from continuing operations	$0.80	$1.16	$3.01	$3.86
Income (loss) from discontinued operations	(0.32)	0.06	$(0.41)	$0.06
Diluted earnings per share	$0.48	$1.22	$2.60	$3.92
Dividends per share	$0.12	$0.12	$0.46	$0.48
Weighted average shares outstanding:
Basic	17,538	17,227	17,570	17,413
Diluted	17,945	17,807	17,886	17,965

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2009	2010	2009	2010
Net income	$8,567	$21,713	$46,540	$70,409
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	5,862	(1,032)	7,301	(1,012)
Depreciation	2,575	3,302	8,882	12,857
Amortization	1,270	1,390	3,350	5,483
Deferred income taxes	4,368	(5,814)	26,719	(7,095)
Gain on sale of fixed assets	—	—	(51)	—
Deferred interest income on note receivable	64	—	376	263
Non-cash equity based compensation	1,679	1,935	7,307	7,918

Change in assets and liabilities, net of effect from divestitures:
Accounts receivable — billed	(19,579)	(10,857)	(13,052)	38
Accounts receivable — unbilled	602	4,954	(6,677)	2,415
Due from insurance carrier	—	—	12,500	—
Prepaid expenses and other current assets	(852)	264	(11,801)	(1,740)
Deferred contract costs	324	183	(2,882)	1,541
Other assets	(1,130)	(6,637)	(822)	(6,773)
Accounts payable	(1,689)	(8,975)	993	(407)
Accrued compensation and benefits	5,619	1,122	5,497	7,883
Deferred revenue	2,431	8,745	5,820	31,294
Income taxes	(709)	778	(20,751)	10,297
Other liabilities	(1,051)	9,551	(36,715)	7,600
Cash provided by operating activities — continuing operations	$8,351	$20,622	$32,534	$140,971
Cash used in operating activities — discontinued operations	(1,203)	(378)	(1,901)	(2,530)
Cash provided by operating activities	$7,148	$20,244	$30,633	$138,441

Cash flows from investing activities:
Proceeds (payments) from sale of discontinued operations, net of transaction costs	$(1,626)	$1,700	$(1,626)	$1,700
Acquisition of businesses, net of cash acquired	(406)	(1,287)	(406)	(11,960)
Proceeds from sale of equipment	642	—	696	—
Decrease in note receivable	341	—	972	473
Purchases of property and equipment	(9,090)	(3,553)	(19,694)	(13,936)
Capitalized software costs	(1,851)	(2,365)	(6,888)	(8,672)
Cash used in investing activities — continuing operations	(11,990)	(5,505)	(26,946)	(32,395)
Cash used in investing activities — discontinued operations	(54)	—	(90)	—
Cash used in investing activities	(12,044)	(5,505)	(27,036)	(32,395)

Cash flows from financing activities:
Employee stock transactions	$1,656	$84	$2,292	$2,763
Repurchases of common stock	—	(17,699)	(30,046)	(40,217)
Payments on capital lease obligations	—	—	(417)	—
Tax benefit due to option exercises and restricted stock units vesting	645	1,477	651	2,901
Repayment of long-term debt	—	—	—	(7)
Issuance of long-term debt	—	199	—	533
Cash dividends paid	(2,099)	(2,079)	(8,054)	(8,375)
Cash used in financing activities — continuing operations	202	(18,018)	(35,574)	(42,402)
Cash used in financing activities — discontinued operations	—	—	—	—
Cash used in financing activities	202	(18,018)	(35,574)	(42,402)

Effect of exchange rate changes on cash and cash equivalents	843	5,541	187	3,862
Net increase (decrease) in cash and cash equivalents	(3,851)	2,262	(31,790)	67,506
Cash and cash equivalents, beginning of period	91,666	153,059	119,605	87,815
Cash and cash equivalents, end of period	$87,815	$155,321	$87,815	$155,321

MAXIMUS, Inc.
BUSINESS SEGMENTS
(Dollars in thousands)
(Unaudited)

During the fourth quarter, the Company aligned its organization of the business to reflect its focus on the administration of government health and human services programs. As a result of this organizational realignment, the Company has reclassified its segment financial information to reflect the two new operating segments of Health Services and Human services.

	Three Months Ended Sept. 30,				Twelve Months Ended Sept. 30,
	2009	% (1)	2010	% (1)	2009	% (1)	2010	% (1)

Revenue:
Health Services	$129,503	100%	$129,032	100%	$495,141	100%	$514,258	100%
Human Services	65,303	100%	83,484	100%	224,967	100%	317,491	100%
Total	194,806	100%	212,516	100%	720,108	100%	831,749	100%

Gross profit:
Health Services	33,283	25.7%	36,009	27.9%	131,547	26.6%	130,276	25.3%
Human Services	17,255	26.4%	25,085	30.0%	59,799	26.6%	90,557	28.5%
Total	50,538	25.9%	61,094	28.7%	191,346	26.6%	220,833	26.6%

Selling, general, and administrative expense:
Health Services	14,267	11.0%	16,024	12.4%	58,673	11.8%	65,551	12.7%
Human Services	12,099	18.5%	12,695	15.2%	47,442	21.1%	51,067	16.1%
Corporate/other	279	NM	2,185	NM	913	NM	2,160	NM
Total	26,645	13.7%	30,904	14.5%	107,028	14.9%	118,778	14.3%

Operating income from continuing operations:
Health Services	19,016	14.7%	19,985	15.5%	72,874	14.7%	64,725	12.6%
Human Services	5,156	7.9%	12,390	14.8%	12,357	5.5%	39,490	12.4%
Consolidating adjustments	(279)	NM	(2,185)	NM	(913)	NM	(2,160)	NM
Subtotal: Segment operating income	23,893	12.3%	30,190	14.2%	84,318	11.7%	102,055	12.3%
Legal and settlement recovery (expense), net	(190)	NM	—	NM	4,271	NM	5,351	NM
Total	$23,703	12.2%	$30,190	14.2%	$88,589	12.3%	$107,406	12.9%

(1) Percentage of respective segment revenue. Changes considered not meaningful are marked “NM.”

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted EPS")
FY 2010 and FY 2009
(Unaudited)

In fiscal 2010, the full-year tax rate was 35.9%, which includes a benefit of 0.8% from certain non-recurring credits. Without these credits, the effective full-year tax rate would have been 36.7%. This adjustment normalizes the tax rates for each individual quarter to reflect the final full-year tax rate.

FY 2010	Quarter Ended				Year Ended Sept. 30, 2010
	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010
Diluted EPS from continuing operations – GAAP basis	$0.81	$1.00	$0.90	$1.16	$3.86

Pro forma adjustments:
Legal and settlement expense (recovery), net	0.02	(0.21)	—	—	(0.19)
Adjustment for tax accounts	0.04	(0.02)	0.01	(0.08)	(0.05)
Subtotal pro forma adjustments	$0.06	$(0.23)	$0.01	$(0.08)	(0.24)

Adjusted EPS from continuing operations	$0.87	$0.77	$0.91	$1.08	$3.62

FY 2009	Quarter Ended				Year Ended Sept. 30, 2009
	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009
Diluted EPS from continuing operations – GAAP basis	$0.69	$0.66	$0.85	$0.80	$3.01

Pro forma adjustments:
Legal and settlement expense (recovery), net	—	0.01	(0.16)	0.01	(0.14)
Severance	—	0.01	—	—	—
Subtotal pro forma adjustments	—	$0.02	$(0.16)	$0.01	$(0.14)

Adjusted EPS from continuing operations	$0.69	$0.68	$0.69	$0.81	$2.87

CONTACT:
MAXIMUS
Lisa Miles, 800-MAXIMUS x11637